Exhibit 99.1

Theravance Biopharma, Inc. Announces Proposed Public Offering of Ordinary Shares

DUBLIN, IRELAND —June 24, 2021 — Theravance Biopharma, Inc. (NASDAQ: TBPH) (“Theravance Biopharma”), a diversified biopharmaceutical company primarily focused on the discovery, development and commercialization of organ-selective medicines, announced today that it intends to offer its ordinary shares in an underwritten public offering. Theravance Biopharma also intends to grant the underwriters a 30-day option to purchase up to an additional 15% of the number of ordinary shares in the offering. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Theravance Biopharma intends to use the net proceeds from this offering for general corporate purposes, including further development of (1) its norepinephrine reuptake inhibitor, ampreloxetine, which is in a Phase 3 clinical program for neurogenic orthostatic hypotension and (2) its gut-selective pan-Janus kinase inhibitor izencitinib, which is in a Phase 2b/3 clinical program for ulcerative colitis and Phase 2 clinical program for Crohn’s disease. Any remaining net proceeds will be used for the advancement of its other clinical and preclinical product candidates, working capital, and acquisitions of technology or drug candidates.

SVB Leerink, Evercore ISI, and Credit Suisse are acting as bookrunners for the offering.

A shelf registration statement relating to the offered shares was filed with the SEC and is effective. A preliminary prospectus supplement and accompanying prospectus related to the offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained from SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at 1-800-808-7525 ext. 6105, or by email at syndicate@svbleerink.com; Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, or by telephone at (888) 474 0200, or by email at ecm.prospectus@evercore.com; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Raleigh, NC 27560, or by phone: 1-800-221-1037, or by e-mail at usa.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This announcement contains “forward-looking statements” such as those, among others, relating to Theravance Biopharma’s expectations regarding the completion, timing and size of the proposed public offering. These statements are subject to significant risks and uncertainties; actual results could differ materially from those projected and Theravance Biopharma cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to whether or not Theravance Biopharma will be able to raise capital through the offering, the final terms of the proposed public offering, market and other conditions, and the satisfaction of customary closing conditions related to the proposed public offering.  There can be no assurance that Theravance Biopharma will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to Theravance Biopharma and its business can be found in the “Risk Factors” section of Theravance Biopharma’s Form 10-Q, filed with the SEC on May 6, 2021, in Theravance Biopharma’s other filings with the SEC and in the preliminary prospectus supplement relating to the proposed offering to be filed with the SEC on June 24, 2021. Theravance Biopharma undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Theravance Biopharma’s expectations.

Contact: Gail Cohen

Corporate Communications

917-214-6603

investor.relations@theravance.com